CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156130) on Form S-8 of Potlatch Corporation of our report dated June 14, 2013, with respect to the statements of net assets available for benefits of Potlatch Salaried 401(k) Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2012, appearing in this Annual Report (Form 11-K) of Potlatch Salaried 401(k) Plan.

Spokane, Washington
June 14, 2013